Exhibit 99.1

Cellectar Announces Late-Breaking Poster Presentations at AACR 2018 Featuring PDCs and CLR 131

MADISON, Wis. (March 15, 2018) – Cellectar Biosciences (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, announces that results from two preclinical studies highlighting the potential benefits of fractionated dosing regimens of CLR 131 and the ability of the company’s phospholipid drug conjugates (PDCs™) to provide improved targeting of tumor cells have been selected for late-breaking poster presentations at the American Association for Cancer Research Annual Meeting 2018 (AACR 2018), April 14-18, 2018 in Chicago.

The following research will be presented:

Poster Title:	Phospholipid drug conjugates show specificity for a broad range of tumor cells and provides a novel approach for targeted or precision therapy

Poster Number:	10957

Session Title:	Late-Breaking Research: Cancer Chemistry

Session Date and Time:	Monday, April 16, 2018, 8:00 am - 12:00 pm (CT)

Session Location:	Poster Section 43

Presenter:	Jarrod Longcor, chief business officer of Cellectar Biosciences

Poster Title:	Efficacy of fractionated injections of CLR 131 in an OPM-2 SCID nude mouse model

Poster Number:	10770

Session Title:	Late-Breaking Research: Experimental and Molecular Therapeutics 3

Session Date and Time:	Tuesday, April 17, 2018 1:00 pm – 5:00 pm (CT)

Session Location:	Poster Section 43

Presenter:	Jarrod Longcor, chief business officer of Cellectar Biosciences

CLR 131 is Cellectar’s investigational radioiodinated PDC therapy that exploits the tumor-targeting properties of the company's proprietary phospholipid ether (PLE) and PLE analogs to selectively deliver radiation to malignant tumor cells, thus minimizing radiation exposure to normal tissues. Poster 10770 compares bolus dosing to fractionated dosing of CLR 131 in a preclinical mouse model.

Various PDC molecules have been shown to provide specificity in targeting tumor cells versus normal cells both in vitro and in vivo irrespective of the payload. Poster 10957 will further elaborate upon the mechanism of targeting and uptake as well as the cellular trafficking of these molecules.

“Over the past year, we have greatly enhanced our understanding of both our lead asset CLR 131, and our proprietary delivery platform,” said James Caruso, chief executive officer of Cellectar Biosciences. “Our data suggest a more optimized dosing scheme that we have recently incorporated into our current Phase 1 trial and also speak to the broad potential of the delivery technology itself.”

About Phospholipid Drug Conjugates™

Cellectar's product candidates are built upon a patented delivery and retention platform that utilizes optimized PDCs to target cancer cells. The PDC platform selectively delivers diverse oncologic payloads to cancerous cells and cancer stem cells, including hematologic cancers and solid tumors. This selective delivery allows the payloads’ therapeutic window to be modified, which may maintain or enhance drug potency while reducing the number and severity of adverse events. This platform takes advantage of a metabolic pathway utilized by all tumor cell types in all cell cycle stages. Compared with other targeted delivery platforms, the PDC platform’s mechanism of entry does not rely upon specific cell surface epitopes or antigens. In addition, PDCs can be conjugated to molecules in numerous ways, thereby increasing the types of molecules selectively delivered. Cellectar believes the PDC platform holds potential for the discovery and development of the next generation of cancer-targeting agents.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.  These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.  A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

LHA Investor Relations

Anne Marie Fields

212-838-3777

afields@lhai.com

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